INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-110550 of Hartford Life Insurance Company Separate Account VL I on Form N-6, of our report dated February 19, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the Company's changes in its method of accounting for
(a) goodwill and indefinite-lived intangible assets in 2002, (b) derivative instruments and hedging activities in 2001, and (c) the recognition of interest income and impairment on purchased retained beneficial interests in securitized financial assets in 2001), relating to Hartford Life Insurance Company as of December 31, 2002 and 2001, and for each of the three years in the period ended December 31, 2002, and of our report dated February 21, 2003, relating to Hartford Life Insurance Company Separate Account VL I as of and for the year ended December 31, 2002, appearing in the Statement of Additional Information, which is part of such Registration Statement, and to the reference to us under the heading "Experts" in such Statement of Additional Information.

Deloitte & Touche LLP
Hartford, Connecticut

February 12, 2004